Exhibit 99.1

Press Release	INLAND REAL ESTATE CORPORATION (NYSE - IRC)

Inland Real Estate Corporation Appoints Thomas P. D’Arcy Board Chairman; Names Mark E. Zalatoris President and CEO

Company Release - 04/21/2008 17:13

OAK BROOK, Ill.—(BUSINESS WIRE)—

Inland Real Estate Corporation (NYSE: IRC) today announced the appointment of Thomas P. D’Arcy to non-executive Chairman of the Board of Directors, effective immediately. Mr. D’Arcy has served as an independent director and member of the audit committee since 2005. He assumes his new role from Daniel L. Goodwin, who has been Chairman since 2001. Mr. Goodwin will continue to serve as a director of the Company.

The Company also announced that Mark E. Zalatoris has been promoted to President and Chief Executive Officer of the Company, effective immediately. Mr. Zalatoris most recently served as Executive Vice President, Chief Operating Officer and Treasurer. He succeeds Robert D. Parks, who will remain on the board through the date of the 2008 annual shareholders meeting. Mr. Parks has chosen not to stand for re-election to the Board.

“I have worked closely with Tom D’Arcy on the Board over the past three years and am very pleased that he has accepted an enhanced role as Chairman,” said Mr. Goodwin. “The Company and our shareholders will benefit from Tom’s excellent reputation within the industry, strategic foresight, and the wealth of complementary experience he has gained in leadership positions with both private real estate companies and a successful publicly-traded retail REIT. In addition, Mark Zalatoris has established a strong record of leadership with the Company during his many years of service. With his focused corporate vision, demonstrated management abilities and knowledge of the real estate industry, Mark has been instrumental to Inland Real Estate Corporation’s success to date and is the right individual to lead the Company in its continued development.”

“I enthusiastically endorse the changes announced today,” said Robert Parks. “Tom and Mark bring years of real estate experience to their new roles and I know their expertise and guidance will be invaluable to the Company and our shareholders.”

“I welcome the opportunity to play a key role in the continuing evolution of this Company,” said Mr. D’Arcy. “During my tenure on the Board I have been impressed with the deep knowledge and outstanding skill sets of the Inland Real Estate leadership team. I look forward to working with executive management and my fellow directors to continue to effect the Company’s growth profile and position in the marketplace.”

Mr. D’Arcy continued, “I am also pleased that Dan Goodwin will continue on as a member of the Board. Dan has provided astute guidance to the Company in his many years as Chairman and has shared valuable insights gained from over 40 years in the real estate business. We are fortunate to be able to continue to draw upon Dan’s expertise as a fellow director.”

Mr. D’Arcy has over 20 years of experience acquiring, developing and financing commercial and residential real estate. He is currently a principal in Bayside Realty Partners, a private real estate company focused on acquiring, renovating and developing land and income-producing real estate, primarily in the New England area. From 2001-2003 Mr. D’Arcy was President and Chief Executive Officer of Equity Investment Group, a private real estate company. Before that he was Chairman of the Board, President and Chief Executive Officer of Bradley Real Estate, Inc., a NYSE-listed real estate investment trust (REIT) focused on the ownership, operation and development of community and neighborhood shopping centers in the Midwestern United States. Mr. D’Arcy served in this capacity until the company’s acquisition by Heritage Property Investment Trust in 2000.

“I want to express my appreciation to the Board for the opportunity to now serve the Company as President and CEO,” said Mr. Zalatoris. “I am very excited about working with the Board and a talented Inland team as we continue to leverage our well-positioned real estate platform with aligned growth initiatives to enhance shareholder value.”

Mr. Zalatoris has been affiliated with Inland Real Estate Corporation since 2000, serving as Senior Vice President and Chief Financial Officer before being promoted to Executive Vice President and Chief Operating Officer in 2004. Prior to his responsibilities at Inland Real Estate Corporation, Mr. Zalatoris was a Vice President at Inland Real Estate Investment Corporation with primary responsibility for asset management and due diligence functions. He has previously practiced as a certified public accountant, holds a general securities license and is a member of both the National Association of Real Estate Investment Trusts (NAREIT) and the International Council of Shopping Centers (ICSC).

“On behalf of the Company and our shareholders, I would also like to take this opportunity to thank Bob Parks for his valuable contributions and ongoing commitment to Inland Real Estate Corporation,” said Mr. Goodwin. “Bob plans to remain a significant shareholder and will be available to advise the Company in the future.”

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust (REIT) that owns interests in 152 neighborhood, community, power and lifestyle centers and single-tenant retail properties located primarily in the Midwestern United States. To learn more about the Company, please visit www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Source: Inland Real Estate Corporation

Contact: Inland Real Estate Corporation (Investors/Analysts): Dawn Benchelt, Director of Investor Relations (630) 218-7364 ir@inlandrealestate.com Inland Communications, Inc. (Media): Joel Cunningham (630) 218-8000 x4897 cunningham@inlandgroup.com

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